EXHIBIT 99.1

PRESS  RELEASE

LANGER, INC. CHANGES NAME TO PC GROUP, INC.

New York, New York – July 23, 2009 - Langer, Inc. (NASDAQ: GAIT) today announced that it has changed its name from Langer, Inc. to PC Group, Inc. The name change was approved at the Company’s 2009 Annual Meeting of Stockholders held on July 14, 2009. The Company also announced that its stock ticker symbol on the NASDAQ Global Market will be changed from “GAIT” to “PCGR” effective at the commencement of trading on July 24, 2009.

The new name more accurately reflects the Company’s current business model and scope of its product offerings. The Company has historically designed, manufactured and distributed a broad range of medical products targeting the orthopedic, orthotic and prosthetic markets.  Today, the Company offers a more diverse line of personal care products for the private label retail, medical and therapeutic markets and the name PC Group, Inc. better conveys this broader scope of products.

“We thank our stockholders for approving our change to a name that better reflects our products and markets. We believe that our new name will further strengthen our identity to our customers and the marketplace,” commented Gray Hudkins, the Company’s President and Chief Executive Officer.

The Company, through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets.  Silipos, is also a provider of quality medical products to the orthopedic and prosthetic markets. The Company is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.langercorporate.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langercorporate.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
(212) 687-3260
ghudkins@langercorporate.com